Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated June 19, 2014, except for the reportable segment discussed in Note 18 and for the effects of the cash flow revision discussed in Note 2 as to which the date is December 22, 2014, relating to the financial statements of the Outdoor Advertising business of Van Wagner Communications, LLC, which appears in OUTFRONT Media Inc.’s Current Report on Form 8-K dated November 18, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
November 18, 2015